Exhibit 11

                            Quad Systems Corporation
                       Statement Regarding Computation of
                               Per Share Earnings

               (In thousands, except share and per share amounts)

                                                            Year Ended September 30,
                                                            ------------------------
                                                      1996             1995             1994
                                                      ----             ----             ----
Primary
Average shares outstanding                          4,221,888        4,130,482       3,980,443
Net effect of dilutive options and
     warrants based on the treasury method             97,432          195,971         288,568
Net effect of dilutive stock purchase plan
     shares based on the treasury method                1,857            2,521            --
                                                   ----------       ----------      ----------
Total                                               4,321,177        4,328,974       4,269,011
                                                   ==========       ==========      ==========
Net income                                         $    1,492       $    2,688      $    4,183
                                                   ==========       ==========      ==========
Net income per share                               $     0.35       $     0.62      $     0.98
                                                   ==========       ==========      ==========

----------
The calculation of fully diluted earnings per share is the same as the calculation of primary earnings per share.